Exhibit 99.1

Keurig Green Mountain Reports Second Quarter Fiscal Year 2014 Results; Updates 2014 Outlook; Board Authorizes Additional $1 Billion Share Repurchase

  Net Sales of $1.1 billion, up 10% from year ago
  GAAP operating profit of $260 million, up 23% from year ago; Non-GAAP operating profit of $272 million, up 21% from year ago
  GAAP diluted EPS of $1.03, up 18% from prior year period; Non-GAAP diluted EPS of $1.08, up 16% from prior year period
  Free cash flow of $263 million, up 30% from year ago
  Declares quarterly cash dividend of $0.25
  Entered into a $700 million accelerated stock repurchase agreement with more than 4.3 million common shares purchased during the quarter and an additional 0.5 million common shares repurchased in open market transactions under current 10b(5)-1 plan

WATERBURY, Vt.--(BUSINESS WIRE)--May 7, 2014--Keurig Green Mountain, Inc., (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced its results for the 13 weeks ended March 29, 2014.

Performance Highlights

“Double digit sales and earnings growth on the heels of a strong holiday season demonstrates the continued opportunity to grow our Keurig system in North America in a very competitive environment,” said Brian Kelley, Keurig’s President and CEO. “During the quarter, we drove strong brewer and portion pack net sales and accelerated our installed base. In addition, disciplined cost controls drove operating profit and margin growth that translated into solid earnings and a significant increase in free cash flow.

“At the end of the quarter, our balance sheet was very strong, with $1.1 billion in cash, even after we returned nearly $800 million of cash to shareholders in the quarter in the form of dividends and share repurchases, including purchases made through an accelerated stock repurchase agreement,” continued Kelley. “We are very pleased with our performance and continue to be optimistic about the momentum in our business and the opportunities in front of us.”

The Company’s 10% net sales growth includes the unfavorable impact of foreign currency exchange rates which reduced net sales by approximately 1%.

Second Quarter Fiscal 2014 Financial Review

($ in millions except per share amounts)	Thirteen weeks ended		%	Twenty-six weeks ended		%
	March 29, 2014	March 30, 2013	Increase	March 29, 2014	March 30, 2013	Increase
Net sales	$1,103.1	$1,004.8	10%	$2,489.7	$2,343.9	6%
Operating income:
GAAP	$260.5	$212.1	23%	$487.1	$394.5	23%
Non-GAAP	$271.8	$224.6	21%	$510.0	$419.2	22%
Net income attributable to Keurig:
GAAP	$162.1	$132.4	22%	$300.3	$240.0	25%
Non-GAAP	$169.8	$140.9	21%	$315.9	$256.9	23%
Diluted income per share:
GAAP	$1.03	$0.87	18%	$1.94	$1.57	24%
Non-GAAP	$1.08	$0.93	16%	$2.04	$1.68	21%
Cash dividends declared per common share	$0.25	$—	N/A	$0.50	$—	N/A

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product

	Net sales (in millions)
	Thirteen weeks ended
	March 29, 2014	March 30, 2013	$ Increase (Decrease)	% Increase (Decrease)
Portion packs	$898.2	$794.0	$104.2	13%
Brewers and accessories	137.6	126.8	10.8	9%
Subtotal	1,035.8	920.8	115.0	12%
Other products	67.3	84.0	(16.7)	(20)%
Total net sales	$1,103.1	$1,004.8	$98.3	10%

  As shown in the table above, approximately 94% of consolidated second quarter fiscal year 2014 net sales were sales of Keurig® Single Cup Brewers, portion packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee, fractional packs and the Company’s Canadian office coffee services business.

Portion Packs

  The 13% increase in portion pack-related net sales over the prior year period was driven by a 15 percentage point increase due to sales volume and a 2 percentage point increase due to portion pack product mix partially offset by a 4 percentage point decrease due to net price realization and the impact of foreign currency exchange.

Brewers and Accessories

  For the quarter, 1.8 million Keurig® system brewers were sold including 1.7 million sold by Keurig with 0.1 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  The 9% increase in brewer and accessory net sales was driven by a 29 percentage point increase due to brewer sales volume, partially offset by an 18 percentage point decrease due to brewer net price realization and a 2 percentage point decrease due to brewer product mix.
  Additionally, accessory net sales increased by $0.5 million, or 3 percentage points over the prior year period.

Other Products

  Sales of other products declined $16.7 million, or 20%, in the quarter over the prior year period primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  In the second quarter of fiscal year 2014, gross profit increased 10% and gross margin improved 20 basis points to 41.5% from 41.3% in the prior year period. During the quarter, the Company took a charge associated with portion pack manufacturing lines that were disassembled. Some components from these lines are being used for new product platform manufacturing development. The following table quantifies the changes in gross margin period to period:

Change from Q2 2013 to Q2 2014
Favorable green coffee costs	+440 bps
Net price realization primarily associated with portion packs	-150 bps
Charge associated with portion pack manufacturing lines that were disassembled	-80 bps
Net price realization primarily associated with brewers	-100 bps
Other Items	-90 bps

  GAAP operating income grew by 23%, representing 23.6% of net sales in the second quarter of fiscal year 2014, up from 21.1% in the prior year period.
  Non-GAAP operating income grew by 21%, representing 24.6% of net sales in the second quarter of fiscal year 2014, up from 22.3% in the prior year period.
  The Company’s effective income tax rate was 35.8% for the second quarter of fiscal year 2014 as compared to 35.6% for the prior year period.
  Diluted weighted average shares outstanding for the second quarter of fiscal year 2014 were 157.5 million, up from 152.3 million in the prior year period as a result of 16.7 million shares issued as part of The Coca-Cola Company transaction which closed February 27, 2014 thus impacting a portion of the quarter. The transaction-related dilution was offset, in part, by the Company’s share repurchases under its previously announced share repurchase authorizations.

Balance Sheet & Cash Flow Highlights
“Strong earnings growth and a disciplined approach to working capital and capital investment contributed to a 30% increase of free cash flow in the quarter,” said Frances G. Rathke, Keurig’s Chief Financial Officer. “In addition, the strength of our balance sheet allows us to fund continued innovation and business growth while also returning significant cash to shareholders through dividends and meaningful share repurchases.”

Balance Sheet & Cash Flow Highlights ($ in millions)	March 29, 2014	March 30, 2013	% Change
Cash and cash equivalents, including restricted cash	$1,112.6	$221.7	402%
Accounts receivables, net	$430.5	$312.9	38%
Inventories	$451.1	$587.3	(23)%
Raw materials & supplies	$146.3	$176.8	(17)%
Coffee	$62.9	$105.0	(40)%
Packaging & other raw materials	$83.4	$71.8	16%
Finished goods	$304.8	$410.5	(26)%
Brewers & accessories	$145.3	$233.9	(38)%
Portion packs	$135.3	$146.0	(7)%
Other	$24.2	$30.6	(21)%
Debt outstanding and capital lease and financing obligations	$269.1	$350.8	(23)%
Twenty-six weeks net cash provided by operating activities	$593.6	$604.7	(2)%
Twenty-six weeks free cash flow (1)	$474.6	$456.3	4%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Stock Transactions
On February 27, 2014, the Company sold 16,684,139 shares of its common stock to Atlantic Industries, an indirect wholly-owned subsidiary of The Coca-Cola Company (Coca-Cola), at $74.98 per share for an aggregate purchase price of $1.25 billion, pursuant to a common stock purchase agreement dated February 5, 2014. The sale was recorded to stockholders’ equity net of transaction-related expenses of approximately $7.9 million.

In addition, the terms of a prior stock purchase agreement with Luigi Lavazza S.p.A (Lavazza) allow Lavazza to maintain its percentage ownership of the Company’s outstanding common stock. As a result of the February 27, 2014 issuance of common stock to Atlantic Industries, on March 28, 2014 the Company entered into a common stock purchase agreement with Lavazza to sell 1,407,000 shares of newly issued common stock to Lavazza at $74.98 per share for an aggregate purchase price of $105.5 million. The transaction closed on April 17, 2014.

Share Repurchases
On July 30, 2012, the Company’s Board of Directors authorized a share repurchase program of up to $500 million of the Company’s outstanding common shares over two years. On November 19, 2013, the Company's Board of Directors authorized an additional share repurchase program of up to $1.0 billion of the Company's outstanding common shares. The second share repurchase program became effective upon completion of the first share repurchase program in March 2014.

During the second quarter of fiscal year 2014, as part of its Board repurchase authorization, the Company entered into an accelerated share repurchase (ASR) agreement with a major financial institution. The ASR allows the Company to buy a large number of shares immediately at a purchase price determined by an average market price over a period of time. Upon settlement of the ASR, the total shares repurchased by the Company will be determined based upon a share price equal to the daily volume weighted average price (“VWAP”) of the Company’s common stock during the term of the program, less a fixed per share discount.

Under the terms of the ASR, Keurig agreed to purchase $700 million of its common stock in total, with an initial delivery to the Company of 4.3 million shares during the quarter. The initial shares represent the number of shares at the current market price equal to 70% of the total fixed purchase price of $700 million. The repurchased shares were retired. Final settlement of the ASR will occur no sooner than November 24, 2014 and no later than February 27, 2015 at the financial institution’s discretion.

In addition, during the second quarter, the Company repurchased a total of 544,100 shares from the open market at a cost of $58.4 million. From the inception of its Board authorized share repurchases through the end of the Company’s second fiscal quarter of 2014, the Company has repurchased a total of 15.4 million shares at a total cost of $936 million and an average price of $60.86 through a combination of the ASR, open market and 10(b)5-1 plans, including $490 million of ASR repurchases subject to final price adjustment. From the end of the second quarter through May 6, 2014 the Company has repurchased an additional 661,900 shares at a total cost of $67 million through its 10(b)5-1 program.

Keurig today announced its Board of Directors has approved a new share repurchase authorization of up to $1 billion over the next two years. The new share repurchase program will take effect upon completion of the Company’s current program, which has $288 million remaining of its previously authorized $1 billion subject to final price adjustment of the ASR. As was the case with the prior authorizations, the new authorization will be implemented at such times and prices as determined appropriate by the Company's management.

Dividend Declaration
Keurig’s Board of Directors has declared a regular quarterly cash dividend of $0.25 per share of the Company’s common stock. The quarterly cash dividend will be paid on August 1, 2014, to shareholders of record as of the close of business on July 3, 2014.

Business Outlook and Other Forward-Looking Information
“Short term, we are focused on successfully introducing our Keurig 2.0 hot system; adding a number of additional brands as new Keurig partners; and, preparing for the launch of our Keurig cold system in fiscal year 2015. Longer term, continued investment in innovation across all facets of our business – from new product development to merchandising – will power a robust pipeline of new products, drive financial performance and fuel continued consumer passion for the Keurig brand,” said Kelley.

The Company’s outlook for fiscal year 2014 is as follows:

  Net sales growth in the high single digits compared to fiscal year 2013
  An annual effective tax rate of approximately 36.5%
  Non-GAAP earnings per diluted share of $3.63 to $3.73 which:
  Includes the approximately $0.20 dilutive impact of the recent Coca-Cola and Lavazza equity transactions and includes share repurchases through May 6, 2014
  Includes an estimated $0.09 headwind from foreign currency exchange
  Excludes any additional actions the Company may take to offset dilution during the second half of fiscal year 2014
  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation
  On a currency-neutral basis and excluding the dilutive impact from recent equity transactions with Coca-Cola and Lavazza and absent any actions the Company may take to offset dilution, underlying earnings per share growth is projected to increase 16% to 19% over the prior year period.
  Free cash flow in the range of $250 million to $350 million.
  Capital investment in the range of $350 million to $400 million.

The Company also provided its outlook for its third quarter of fiscal year 2014 as follows:

  Net sales growth in the high single digits over the third quarter of fiscal year 2013.
  Non-GAAP earnings per diluted share in a range of $0.83 to $0.88 which:
  Includes the approximately $0.09 dilutive impact of the recent Coca-Cola and Lavazza equity transactions and includes share repurchases through May 6, 2014
  Includes an estimated $0.01 headwind from foreign currency exchange
  Excludes any additional actions the Company may take to offset dilution during the quarter
  Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation
  On a currency-neutral basis and excluding the dilutive impact of the recent equity transactions with Coca-Cola and Lavazza, and absent any actions the Company may take to offset dilution, underlying earnings growth is projected to increase 13% to 20% over the prior year period.

Conference Call and Webcast
Keurig Green Mountain will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, May 7, 2014. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 7999693 from 9:00 p.m. ET on May 7, 2014 through 9:00 p.m. ET on Monday, May 12, 2014.

Use of Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.
As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements
Certain information in this filing constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, projection of payment of dividends, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings, as well as litigation asserting claims against the Company under the federal antitrust laws and various state laws. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in the Company’s Form 10-K Part I, "Item 1A. Risk Factors," and Part II “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)
	March 29, 2014	September 28, 2013
Assets
Current assets:
Cash and cash equivalents	$1,112,155	$260,092
Restricted cash and cash equivalents	432	560
Receivables, less uncollectible accounts and return allowances of $44,732 and $33,640 at March 29, 2014 and September 28, 2013, respectively	430,547	467,976
Inventories	451,115	676,089
Income taxes receivable	30,302	11,747
Other current assets	70,603	46,891
Deferred income taxes, net	50,243	58,137
Total current assets	2,145,397	1,521,492

Fixed assets, net	1,029,551	985,563
Intangibles, net	389,542	435,216
Goodwill	759,531	788,184
Deferred income taxes, net	146	149
Other long-term assets	38,562	30,944

Total assets	$4,362,729	$3,761,548

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$16,099	$12,929
Current portion of capital lease and financing obligations	1,833	1,760
Accounts payable	260,412	312,170
Dividends payable	40,483	—
Accrued expenses	219,744	242,427
Deferred income taxes, net	254	233
Other current liabilities	15,432	27,544
Total current liabilities	554,257	597,063

Long-term debt, less current portion	150,766	160,221
Capital lease and financing obligations, less current portion	100,424	76,061
Deferred income taxes, net	245,571	252,867
Other long-term liabilities	25,976	28,721

Commitments and contingencies

Redeemable noncontrolling interests	10,865	11,045

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 161,933,197 and 150,265,809 shares at March 29, 2014 and September 28, 2013, respectively	16,193	15,026
Additional paid-in capital	1,836,860	1,387,322
Retained earnings	1,474,410	1,252,407
Accumulated other comprehensive loss	(52,593)	(19,185)
Total stockholders’ equity	3,274,870	2,635,570

Total liabilities and stockholders’ equity	$4,362,729	$3,761,548

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net sales	$1,103,072	$1,004,792	$2,489,742	$2,343,851
Cost of sales	645,640	589,646	1,568,263	1,509,542
Gross profit	457,432	415,146	921,479	834,309

Selling and operating expenses	125,005	124,781	293,220	296,626
General and administrative expenses	71,941	78,261	141,147	143,138
Operating income	260,486	212,104	487,112	394,545

Other income, net	1,253	227	1,682	415
Gain on financial instruments, net	2,900	3,471	7,461	4,575
Loss on foreign currency, net	(8,722)	(6,115)	(19,272)	(8,794)
Interest expense	(2,995)	(3,814)	(5,615)	(9,544)
Income before income taxes	252,922	205,873	471,368	381,197

Income tax expense	(90,609)	(73,302)	(170,580)	(140,681)
Net income	162,313	132,571	$300,788	$240,516

Net income attributable to noncontrolling interests	229	150	477	512

Net income attributable to Keurig	$162,084	$132,421	$300,311	$240,004

Net income attributable to Keurig per common share:
Basic	$1.05	$0.89	$1.98	$1.61
Diluted	$1.03	$0.87	$1.94	$1.57

Cash dividends declared per common share	$0.25	$—	$0.50	$—

Weighted-average common shares outstanding:
Basic	153,945,441	148,774,443	151,552,422	149,044,980
Diluted	157,463,096	152,310,053	154,525,749	152,550,160

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)
	Twenty-six	Twenty-six
	weeks ended	weeks ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net income	$300,788	$240,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	104,222	87,820
Amortization of intangibles	21,942	22,939
Amortization of deferred financing fees	2,826	3,025
Unrealized loss on foreign currency, net	18,089	7,178
(Gain) loss on disposal of fixed assets	(842)	241
Provision for doubtful accounts	1,575	(15)
Provision for sales returns	51,747	58,812
Gain on derivatives, net	(9,954)	(3,847)
Excess tax benefits from equity-based compensation plans	(46,170)	(9,563)
Deferred income taxes	(80)	2,901
Deferred compensation and stock compensation	15,882	15,214
Other	(196)	449
Changes in assets and liabilities:
Receivables	(20,697)	(9,827)
Inventories	219,417	177,665
Income tax receivable/payable, net	27,408	19,237
Other current assets	3,051	(7,861)
Other long-term assets, net	(498)	3,371
Accounts payable and accrued expenses	(83,137)	3,721
Other current liabilities	(9,133)	(137)
Other long-term liabilities	(2,620)	(7,154)
Net cash provided by operating activities	593,620	604,685

Cash flows from investing activities:
Change in restricted cash	128	3,013
Capital expenditures for fixed assets	(118,978)	(148,349)
Purchase of long-term investment	(10,000)	—
Other investing activities	1,207	231
Net cash used in investing activities	(127,643)	(145,105)

Cash flows from financing activities:
Net change in revolving line of credit	—	(184,949)
Proceeds from sale of common stock	1,243,028	—
Proceeds from issuance of common stock under compensation plans	26,441	9,334
Repurchase of common stock	(880,816)	(125,681)
Excess tax benefits from equity-based compensation plans	46,170	9,563
Payments on capital lease and financing obligations	(954)	(1,547)
Repayment of long-term debt	(6,517)	(3,391)
Dividends paid	(37,220)	—
Other financing activities	(180)	(549)
Net cash used in financing activities	389,952	(297,220)

Effect of exchange rate changes on cash and cash equivalents	(3,866)	521

Net increase in cash and cash equivalents	852,063	162,881
Cash and cash equivalents at beginning of period	260,092	58,289
Cash and cash equivalents at end of period	$1,112,155	$221,170

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$43,431	$21,437
Dividends declared not paid at the end of each period	$40,483	$—
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$25,390	$11,769
Settlement of acquisition related liabilities through release of restricted cash	$—	$9,227

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended
	March 29, 2014	March 30, 2013
Operating income	$ 260,486	$ 212,104
Expenses related to SEC inquiry (1)	546	1,043
Amortization of identifiable intangibles (2)	10,789	11,404
Non-GAAP operating income	$ 271,821	$ 224,551

	Thirteen weeks ended
	March 29, 2014	March 30, 2013
Net income attributable to Keurig	$ 162,084	$ 132,421
After tax:
Expenses related to SEC inquiry (1)	348	672
Amortization of identifiable intangibles (2)	7,334	7,826
Non-GAAP net income attributable to Keurig	$ 169,766	$ 140,919

	Thirteen weeks ended
	March 29, 2014	March 30, 2013
Diluted income per share	$ 1.03	$ 0.87
After tax:
Expenses related to SEC inquiry (1)	0.00	0.00
Amortization of identifiable intangibles (2)	0.05	0.05
Non-GAAP net income per share	$ 1.08	$ 0.93	*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Twenty-six weeks ended
	March 29, 2014	March 30, 2013
Operating income	$487,112	$394,545
Expenses related to SEC inquiry (1)	918	1,763
Amortization of identifiable intangibles (2)	21,941	22,939
Non-GAAP operating income	$509,971	$419,247

	Twenty-six weeks ended
	March 29, 2014	March 30, 2013
Net income attributable to Keurig	$300,311	$240,004
After tax:
Expenses related to SEC inquiry (1)	584	1,116
Amortization of identifiable intangibles (2)	14,976	15,777
Non-GAAP net income attributable to Keurig	$315,871	$256,897

	Twenty-six weeks ended
	March 29, 2014	March 30, 2013
Diluted income per share	$1.94	$1.57
After tax:
Expenses related to SEC inquiry (1)	0.00	0.01
Amortization of identifiable intangibles (2)	0.10	0.10
Non-GAAP net income per share	$2.04	$1.68

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

CONTACT:
Keurig Green Mountain, Inc.
Suzanne DuLong, 802-488-2600
Investor.Services@keurig.com
or
Katie Gilroy, 781-205-7345
Investor.Services@keurig.com